Exhibit 10.23

ADMINISTRATIVE SERVICES AGREEMENT

by and between

1LIFE HEALTHCARE, INC.

and

[ONE MEDICAL GROUP]

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”) is entered into by and between 1Life Healthcare, Inc., a Delaware corporation (“Administrator”) and [One Medical Group, a [     ] professional corporation] (“Group”) shall govern and be deemed to be effective as of [     ] (the “Effective Date”). Group and Administrator are sometimes referred to in this Agreement as a “Party” or, collectively, as the “Parties.”

RECITALS

A. Group employs or contracts with physicians, nurse practitioners, physician assistants and other professionals licensed to practice in the State of [     ] and in such other states where Group has qualified to do business as a foreign corporation, and operates a medical practice to provide medical care to patients at one or more medical offices located in the State of [     ] and in such other states where Group has qualified to do business as a foreign corporation, including any on-site Group clinics established at an enterprise customer’s or enterprise customer-specified location (collectively, the “Practice”).

B. Administrator is in the business of providing administrative services to health care providers.

C. Group and Administrator believe that Administrator’s provision of the Administrative Services (as defined below) will enhance Group’s ability to provide high quality, efficient medical care to Group’s patients.

D. Group and Administrator recognize and acknowledge that: (i) Administrator’s administrative expertise will contribute significant value to Group’s performance, and (ii) Administrator will incur substantial costs and business risks in providing, or arranging for the provision of, the equipment, support services, personnel, marketing, technology, office space, administration, and other items and services that are the subject matter of this Agreement.

E. Group and Administrator acknowledge and agree that it is the intent of the Parties that the Administrative Fee (as defined below) payable to Administrator under this Agreement reasonably compensates Administrator for the fair market value to Group of Administrator’s management and administrative expertise, given the considerable business risk to Administrator in providing the items and services that are the subject of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions and conditions contained in this agreement, the Parties agree as follows:

ARTICLE I.

ADMINISTRATOR’S OBLIGATIONS

1.1 Engagement and Authority

Group hereby exclusively engages Administrator, and Administrator hereby accepts engagement by Group, to provide and/or arrange for the provision of, the Administrative Services, pursuant to the terms and conditions of this Agreement.

1.2 Administrative Services

Administrator shall, during the term of this Agreement, provide, or arrange for the provision of, the following management, administrative and business services as are deemed by Administrator to be reasonably necessary and appropriate for the day-to-day administration of the business aspects of the Practice (the “Administrative Services”).

Subject to the Group’s rights set forth in Section 2 and the following paragraph, Administrator has the full responsibility and authority to design, operate and administer the day-to-day aspects of the Practice’s non-medical operations in any reasonable manner Administrator deems appropriate, and to perform the specific functions set out elsewhere in this Agreement, all without the prior consultation or approval of the Group unless otherwise explicitly stated in this Agreement. Administrator shall have the authority over all decision-making relating to ongoing, major or central non-medical operations of the Group (except for decision-making relating to the delivery of professional services, which shall be the exclusive responsibility of the Group). Specifically, Administrator shall have decision-making authority over the scope of services (other than the clinical aspects of the delivery of the professional services of the Group), negotiation and execution of contracts, design, development, implementation and use of technology, establishment and approval of operating and capital budgets, and issuance of debt to the Group. Further, Administrator shall have the ability to make recommendations to Group regarding the establishment and implementation of guidelines for patient acceptance policies and procedures, the pricing of services and the selection, hiring and firing of physicians, nurse practitioners, physician assistants and other licensed persons who furnish professional services through the Group as employees or contractors (collectively, “Group Practitioners”).

The Board of Directors of the Group, and such officers of the Group to whom the Board of Directors has delegated such authority, shall at all times retain all authority exclusively reserved to the Group by law and by its charter and bylaws, as may be amended from time to time, including without limitation all decisions related to the care and treatment of patients.

Administrator has no obligation or authority under this Agreement regarding, and shall not undertake, any activity that is required by law to be provided solely by a licensed physician or medical professional. Moreover, the Parties acknowledge and agree that Administrator may not be held responsible for any damages, costs, or liabilities related to the delivery of health care services to the patients of the Group or any Group Practitioner.

The Group hereby grants Administrator the authority to carry out the Administrative Services on behalf of the Group. Accordingly, the Group hereby grants Administrator, and individuals that Administrator authorizes (including subcontractors) to carry out the Administrative Services, with the authority to execute contracts and other instruments on behalf of the Group as is necessary or useful in the performance of the Administrative Services; provided, however, that this provision does not apply where this Agreement or the law expressly prohibits such a delegation of authority. In addition, the Group shall cooperate with Administrator in transferring or accepting or making assignment of contracts and other assets as necessary or useful in the administration of the Group at Administrator’s sole discretion.

Additional responsibilities and duties of Administrator hereunder shall include the following, all as subject to the Group’s rights set forth in Section 2:

(a) Billing and Collection Services

Administrator shall conduct all billing and collection services on Group’s behalf and in Group’s name with respect to all patients and third-party payors. Administrator shall assist with payor enrollment and generate bills based upon the fees (including capitation and other types of revenue, as applicable) charged by Group for professional services rendered by Group Practitioners.

(b) Financial Management Services

Administrator shall provide or arrange for the provision of all financial management services that are determined by Administrator, with consultation from Group, from time to time to be reasonably necessary and appropriate for Group’s operations, including accounting, bookkeeping, operation and capital budgeting, tax matters, collections and accounts receivable activities, accounts payable processing, and electronic data processing. All business records, papers and documents relating to collections and accounts receivable activities shall be available for inspection by Group at all reasonable times and upon reasonable written notice, and at Group’s sole cost. Administrator shall be entitled to retain a complete copy of all such documents upon any termination or expiration of this Agreement.

Included in financial management services shall be short and long range planning, including the projection of personnel needs, proposals of benefit packages, analyses of future markets, and other necessary planning services. Administrator shall prepare annual budgets on behalf of Group, which shall be submitted to the Group for its approval. Group agrees to provide Administrator with approval of such budget (the “Annual Budget”) no later than thirty (30) days prior to commencement of each fiscal year during the term of this Agreement. Such Annual Budget must be acceptable to Administrator in its sole discretion. Group agrees to operate consistent with the Annual Budget unless the variance from the Annual Budget is previously approved by Administrator or it involves an emergency expenditure to maintain required staffing levels or treatment standards and approval of Administrator could not be obtained in a timely manner because of the emergency.

(c) Payor Contracts

Administrator shall negotiate and execute, in Group’s name and on Group’s behalf, all payor contracts that are determined by Administrator, with consultation from Group, from time to time to be reasonably necessary and appropriate for the operation of the Practice, including contracts with hospitals, health insurance companies, managed care organizations, preferred provider organizations and health maintenance organizations. Consistent with antitrust laws and guidance, Administrator shall provide input and assistance on the creation of guidelines for payor contracts for Group, which guidelines shall include parameters that the Parties deem appropriate, including gainsharing or other value-based payment components that reward Group and the Group Practitioners for improved quality, reduced cost and better health outcomes. Administrator shall use reasonable efforts to negotiate payor contracts that are consistent with such payor contracting guidelines and shall consult with Group regarding any payor contract that is inconsistent with the established payor contracting guidelines prior to entering into such payor contract.

(d) Administrative Oversight and Day-to-Day Services

Administrator shall provide Administrative Services to support the effective operations of the Group and the professional services furnished thereby. Such Administrative Services may include supervisory personnel and staff in the areas of operations, performance improvement, human resources, financial management and other areas. Administrator shall also provide or arrange for the provision of all telephones, office services (including secretarial, transcription, reception, scheduling, duplication and facsimile services), janitorial services, maintenance services, security services, and any other services of a similar nature reasonably necessary and appropriate for the operation of the Practice.

(e) Marketing and Public Relations

Administrator shall provide or arrange for the provision of marketing, advertising and public relations services reasonably necessary and appropriate for the operation of the Group’s operations.

(f) Practice Supplies

Administrator shall provide or arrange for the provision of all medical and non-medical supplies that are determined by Administrator, with consultation from Group, from time to time to be reasonably necessary and appropriate for the operation of the Practice to be delivered to Group, including but not limited to vaccines, medications, syringes, office-administered pharmaceuticals, stationery, statement forms or invoices, office supplies and copier paper. Group shall select all medical supplies, with such assistance from Administrator as Group may request from time to time.

(g) Patient Records

Administrator shall provide or arrange for the provision of all record keeping services related to the maintenance and storage of medical records for Group’s patients that are reasonably necessary and appropriate for the operation of the Practice; provided, however, that such records shall remain the property of Group. Administrator shall also provide or arrange for the provision of all data analysis services related to such patients records such as quality improvement services, market design, program design, referral process updates, practice analytics, service updates and improvements, ROI analysis and all related methods including propensity score matching and risk adjustment, data analytics, quantitative and qualitative metrics, use in practice improvement, model fitting, patient-level analytics, care pathway analytics, network analysis, and patient matching. Administrator may, in its sole discretion, maintain a copy of such records during and after termination of this Agreement.

(h) Support Personnel

Administrator shall provide or arrange for the provision of all support personnel that are deemed by Administrator to be reasonably necessary and appropriate for the operation of the Practice (“Support Personnel”). Administrator shall have the exclusive right to hire and terminate all Support Personnel; provided, however, that Administrator shall remove any Support Personnel at Group’s request. Except as otherwise agreed between Administrator and Group, Administrator shall have the right to determine and pay compensation payable to all Support Personnel, including salaries, deferred compensation, fringe benefits, bonuses, health insurance, long-term disability and group life insurance, workers’ compensation insurance, unemployment insurance, retirement benefits and any other benefits that Support Personnel may receive. Administrator shall be responsible for all employee record keeping, payroll accounting (including social security and other payroll tax reporting), income tax withholding, social security and other payroll taxes, forms processing, payroll and Internal Revenue Service filings and records storage and retrieval on behalf of all Support Personnel. Administrator shall manage and supervise all Support Personnel.

(i) Development and Provision of Digital Health Technologies and Services, and Electronic Health Records

Administrator shall be responsible for the development, installation, maintenance and operations of digital health technologies and electronic health records, inclusive of asynchronous provider messaging capabilities, synchronous tele-health services such as video visits, and member and patient portals.

(j) Development of New Practice Locations

Administrator shall be responsible for the development of new Practice locations, subject to the approval of Group. Administrator’s Practice location development responsibilities shall include (i) site selection, (ii) lease negotiation and execution, and (iii) build-out, design and decoration of new Practice locations. Administrator shall have sole discretion in determining all aspects related to the look, feel and operations of the new Practice locations pursuant to this Agreement.

(k) Furniture, Fixtures and Equipment

Administrator shall provide or arrange for the provision of all furniture, fixtures, and non-medical equipment that is reasonably necessary and appropriate for the operation of the Practice as determined by Administrator, with consultation from Group, and all medical equipment that is reasonably necessary and appropriate for the operation of the Practice, as determined by Group with consultation from Administrator from time to time (the “Equipment”). Group’s use of the Equipment shall be subject to the following conditions: (i) To the extent permitted by law, legal title to all Equipment shall be in Administrator’s name, and shall remain in Administrator’s name upon any termination or expiration of this Agreement. Without Administrator’s prior written consent, Group shall not cause or agree to any lien, security interest, claim or encumbrance of any kind being placed on, incurred on, levied against, or recorded on the Equipment. At the request of Administrator, Group shall execute any UCC-1 Financing Statements or similar documents evidencing Administrator’s ownership of the Equipment; (ii) Group shall not remove the Equipment from the applicable Practice site or relocate the Equipment to another place without Administrator’s prior written consent; and (iii) Administrator shall maintain the Equipment in good working order, including arranging for all necessary repairs to, and maintenance of, the Equipment. Group shall use its best efforts to prevent damage, excessive wear, and breakdown of the Equipment. Group shall promptly advise Administrator in writing of any needed repairs or maintenance of the Equipment.

(l) Office Space

Administrator shall provide or arrange for the provision of the office space that is reasonably necessary and appropriate for the operation of the Practice, including any new Practice locations that may be developed following the Effective Date (the “Office Space”). The provision of Office Space may include, without limitation, locating, negotiating, and leasing or entering into other agreements or contracts as appropriate in the name of Administrator, to provide the Office Space.

(m) Utilities

Administrator shall provide or arrange for the provision of all electricity, gas, telephone, water, heat and air conditioning to the Office Space that is reasonably necessary and appropriate for the operation of the Practice.

(n) Waste Management

Administrator shall arrange for the proper disposal of all medical and non-medical waste generated by the Practice, provided that such waste is generated in the ordinary course of the Practice. Group and Group Practitioners shall comply with all guidelines established by Administrator with respect to the disposal of Group’s waste. Group and Group Practitioners shall comply with all guidelines established by Administrator regarding the operation and maintenance of the Equipment or any other item that has environmental law implications.

(o) Reports

Administrator shall provide or arrange for the provision of financial statements relating to Group operations (“Group Financial Statements”) on an annual basis. Group shall, at its expense, have the right to conduct an independent audit of Group Financial Statements.

(p) Operating Licenses

Administrator shall assist Group in applying for and maintaining all requisite permits and licenses necessary for the operation of the Practice, if any.

(q) Insurance

Administrator shall assist Group in obtaining and maintaining all insurance policies that are necessary and reasonable for the operation of the Practice, including, but not limited to, malpractice insurance and general liability insurance.

(r) Licensing; Credentialing

Administrator shall provide administrative and operational support to Group to ensure that Group Practitioners are duly licensed to practice medicine, and to help Group obtain and maintain all credentialing and re-credentialing requirements on behalf of the Group Practitioners as required by law or by any third-party payors that contract with Group; provided, however, that it shall remain Group’s responsibility to ensure that Group Practitioners are duly licensed, credentialed and re-credentialed in accordance with applicable state and federal laws.

(s) Quality and Utilization Management

Administrator shall provide such administrative support for Group’s quality and utilization management committee(s) and activities as reasonably requested by Group from time to time.

(t) Recruitment

Administrator shall assist Group in the recruitment and hiring of Group Practitioners on behalf of the Group. Group retains responsibility for monitoring and maintaining the qualifications of its Group Practitioners, and agrees that the role of Administrator is to present candidates for consideration by Group. Group retains responsibility for the hiring, termination, training and supervision of Group Practitioners employed or otherwise retained by Group.

(u) Additional Services

Although the Parties have endeavored to reflect the management and administrative services that Administrator shall provide hereunder, they expressly recognize that there may be additional services provided by Administrator or for which Administrator will arrange for the provision of, including, but not limited to legal, risk management and regulatory consulting, compliance and human resources services, it being the intent of the Parties that all management and administrative services necessary for the operation of the Group be provided by Administrator. Additional services also may be suggested by the Group and provided by Administrator upon mutual agreement of the Parties.

1.3 Standard of Performance

Administrator shall have the exclusive authority to perform all of the Administrative Services set forth in this Agreement. Administrator shall perform the Administrative Services under this Agreement with such care as a competent businessperson with reasonable experience in administering the non-medical aspects of medical practices.

1.4 Administrator’s Right To Subcontract

The Parties acknowledge and agree that Administrator may subcontract with other persons or entities for any of the Administrative Services that Administrator is required to perform under this Agreement, subject to consent of Group, which shall not be unreasonably withheld.

ARTICLE II.

GROUP’S RIGHTS AND OBLIGATIONS

2.1 Professional Services

Group shall have the exclusive authority to control all aspects of the provision of medical services by Group Practitioners. The provision of medical services, including diagnosis, treatment, surgery, therapy, prescription of medicine and drugs, and the supervision of the preparation of medical records and reports, shall be the sole responsibility of Group. Administrator shall have no authority or responsibility regarding the provision or supervision of such medical services.

2.2 Professional Personnel

Group shall, after consultation with Administrator: (i) establish policies for Group Practitioners regarding hours worked, days of vacation, days off, number of patients seen, and amount of time spent with patients; (ii) recruit, retain, select, credential, employ or contract with, promote, discipline and terminate, if appropriate, Group Practitioners; and (iii) determine compensation and benefits for Group Practitioners. For the avoidance of doubt, Group shall have exclusive authority over (i) the selection, hiring and firing of Group Practitioners (as it relates to clinical competency or proficiency); and (ii) establishing any requirements regarding how many patients a Group Practitioners must see in a given period of time or how many hours a Group Practitioner must work.

2.3 Professional Standards

Group shall ensure that Group Practitioners are duly licensed to practice medicine, or to provide any other applicable category of health care services, in the State of [     ], and participate in continuing education as necessary to maintain such licensure, professional competence and skills commensurate with the standards of the medical community and as otherwise required by the medical profession.

2.4 Services to be Performed Only by Group

To the extent that certain third-party payors require a particular category of Group Practitioner (e.g., a physician) to directly provide certain services as a condition for payment for medical services, Group shall require that category of Group Practitioner to provide such services.

Notwithstanding any other provision to the contrary contained in this Agreement, Administrator shall exercise no control nor have any responsibility for the professional services rendered by the Group Practitioners to any patient. Administrator and Group agree that it is not the intent of this Agreement to interfere with the professional judgment of the Group Practitioners. Administrator shall not, in any manner, directly or indirectly regulate or control the Group Practitioner’s independent judgment concerning the practice of medicine or the diagnosis and treatment of patients. All decisions relating to patient care and treatment shall be made by a licensed physician or other appropriate clinical provider in his or her sole and absolute discretion. The shareholder(s) of Group agree to perform all medical management deemed necessary or advisable by either Group or Administrator to satisfy hospital agreements, third- party payor relationships, compliance with all applicable laws and regulations, and good medical practice organization and management.

2.5 Patient Records

Group shall prepare all patient records related to the professional services rendered by Group and Group Practitioners. Such records shall remain the property of Group. Group and Administrator shall comply with all applicable statutes, laws, rules, regulations or ordinances regarding the confidentiality of medical records, including, but not limited to the privacy and security provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder (collectively, “HIPAA”) and the Health Information Technology for Economic and Clinical Health Act of 2009 and the regulations promulgated thereunder (collectively, “HITECH”).

2.6 Assistance with Billings and Collections

Group shall provide Administrator with complete and accurate charge slips, claims or encounter reports specifically identifying services rendered, service and diagnosis codes in a form and substance as indicated by Administrator from time to time. Group shall assist Administrator, upon Administrator’s request, with all necessary steps for Administrator to manage and administer the financial aspects of the Practice, including handling collections. Group shall be responsible for all decisions regarding coding and billing for patient care services.

2.7 Office Space

Group shall comply with the terms, conditions and duties (except the duty to pay rent and other financial obligations) in the lease agreement(s) for the Office Space and shall comply with all applicable laws, regulations and lease requirements regarding the use of the Office Space.

ARTICLE III.

COMPENSATION

3.1 Administrative Fee

In consideration of the Administrative Services rendered by Administrator pursuant to this Agreement, Administrator and Group agree that Administrator shall receive as compensation a fee in accordance with the terms of Exhibit 1 (“Administrative Fee”), determined based on the fair market value of the costs of the Administrative Services and updated annually. The Administrative Fee may be adjusted in accordance with the terms of Exhibit 1. Group shall have the right to request a detailed review of the Administrative Fee from Administrator, and Administrator shall comply with any such request and collaborate in good faith with Group to address any concerns. For the avoidance of doubt, the Administrative Fee shall not be based on referrals or bringing any patient or other person to Group.

3.2 Shortfall; Advances; Security Interest. To the extent Group does not have the funds sufficient to pay the Administrative Fee, whether in whole or in part (a “Shortfall”), Administrator may elect, in its sole and absolute discretion, to either: (i) defer and accrue any Shortfall, which Shortfall shall accrue interest according to 3.2.2 below; (ii) waive the Shortfall and any accrued interest, in whole or in part; or (iii) advance to Group any or all funds necessary to cover the Shortfall (each an “Advance”). Group shall pay Administrator any Shortfall or any Advance plus accrued interest in the next Service Month to the extent that no Shortfall would occur.

3.2.1 Advances. Each Advance shall be deemed a loan by Administrator to Group and subject to the terms and conditions of this Agreement. Group specifically authorizes Administrator to withdraw funds from Group’s bank accounts as they become available to repay Administrator for any and all such Advances, plus accrued interest thereon, in accordance with this Agreement.

3.2.2 Interest. Each deferred Shortfall or Advance will bear interest from the date of disbursement to the date of repayment at a rate equal to the Prime Rate plus five percent (5%) per annum, not to exceed the lesser of (i) the maximum rate allowed by applicable law (calculated on the basis of three hundred sixty-five (365) days per year), compounding monthly, or (ii) nine percent (9%). For the purposes of this Agreement, “Prime Rate” means the prime rate reported by the Wall Street Journal under “Money Rates” on the last business day preceding the date on which an Advance was disbursed or on which an Outstanding Balance (defined below) was due and payable.

3.2.3 Repayment. The sum of all Advances made by Administrator to Group and not previously repaid, plus all accrued but unpaid interest (the “Outstanding Balance”) will be due and payable immediately upon demand by Administrator by delivery of written notice to Group. After the date on which Administrator demands repayment of the

Outstanding Balance (i) interest will accrue on the Outstanding Balance at a rate equal to the Prime Rate plus five percent (5%) per annum, not to exceed the lesser of (i) maximum rate allowed by applicable law (calculated on the basis of three hundred sixty-five (365) days per year), compounding monthly, or (ii) nine percent (9%); and (ii) Administrator may pursue any remedy available at law or in equity to enforce or compel Group’s performance of its obligations under this Agreement and pursue any remedies set forth in this Agreement.

3.2.4 Notes. As Administrator may request from time to time, Group will execute a promissory note evidencing the amount of then-outstanding Advances with commercially reasonable terms and conditions.

3.2.5 Security. In order to secure the timely payment of the Administrative Fee, any Advance (including interest accrued on the principal amount thereof) or any other sum which may be due to Administrator under this Agreement or otherwise and the performance of all other agreements and obligations owing or due to Administrator by Group under any or all of the provisions of this Agreement (collectively, the “Obligations”), Group hereby grants a continuing first-priority security interest in the Collateral of Group (except as may otherwise prohibited by law). Group represents and warrants to Administrator that Group owns the Collateral free and clear of any adverse liens, security interests and encumbrances, and warrants that it will not factor, sell, transfer or encumber the Collateral and that it will defend the Collateral against the claims and demands of any other persons claiming the same or any interest therein. From time to time, Group shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, in the reasonable judgment of Administrator, for that security interest granted or purported to be granted by Group herein to be enforced or to enable Administrator to exercise and enforce its rights and remedies hereunder with respect to the Collateral in which a security interest has been granted. Without limiting the generality of the foregoing, Group hereby grants Administrator the right and authorizes Administrator to execute and file such security agreements, financing or continuation statements, or amendments thereto, and such other agreements, instruments or notices, as may be necessary or desirable in order to perfect and preserve, and preserve and maintain the priority of, the security interest granted in the Collateral hereby by Group and to the extent Group’s signature is required on any such filing, Group hereby grants Administrator the authority to execute such filing pursuant to the power of attorney in this Agreement.

3.2.6 Collateral. For purposes of this Agreement, “Collateral” shall mean all of the following whether now existing or hereafter arising or acquired: (a) all accounts, payment intangibles, instruments and other rights to receive payments of Group, subject to anti-assignment limitations relating to government receivables, (b) all general intangibles (including, without limitation, contract rights and intellectual property), chattel paper, documents, supporting obligations, letter of credit rights, supporting obligations, commercial tort claims, rights, remedies, guarantees and collateral evidencing, securing or otherwise relating to or associated with any of the Collateral, including without limitation all rights of enforcement and collection, (c) all lockboxes and deposit accounts (and all depository account control agreements relating thereto) into which proceeds belonging to

Group are deposited, all funds received thereby or deposited therein, any deposit or other account into which such funds are transferred or deposited, and any checks or instruments from time to time representing or evidencing any of the same, (d) all books and records of Group evidencing or relating to or associated with any of the foregoing, (e) all collections, receipts and other proceeds (cash and noncash) derived from any of the foregoing, (f) all agreements to which Administrator is a party, and all of Administrator’s rights under each such agreement, (g) all other assets of Group, including, but not limited to, inventory, equipment, fixtures, investment property and intangible assets, and (h) all information and data compiled or derived by Group with respect to any of the foregoing (other than any such information and data subject to legal restrictions of patient confidentiality) and all products and proceeds of the foregoing.

3.3 Attorney-in-Fact

Group appoints Administrator (and any subcontractor designated by Administrator) as Group’s lawful attorney-in-fact for the following purposes: (i) to bill in Group’s name and on Group’s behalf all charges and reimbursements for all goods and services provided to Group’s patients; (ii) to collect all revenue from whatever source, including accounts receivable, due to Group in connection with Group’s operation of the Practice; (iii) to receive all collections on Group’s behalf and to sue for and give satisfaction for monies due on account and to withdraw any claims, suits or proceedings pertaining to or arising out of Administrator’s or Group’s right to collect such accounts; (iv) to take possession of and endorse in Group’s name any notes, checks, money orders, insurance payments and any other instruments received as collections; and (v) to deposit all collections directly into a bank account held in Group’s name at a banking institution mutually selected by Administrator and Group. Administrator (and any subcontractor designated by Administrator) shall have the right to make withdrawals from such account to pay all costs and expenses incurred in the operation of the Practice, including payment of the Administrative Fee as set forth in Section 3.1, and to fulfill all other terms of this Agreement.

ARTICLE IV.

INSURANCE AND INDEMNITY

4.1 Insurance Coverage

(a) Commencing from the time the Practice is operational and treating patients, Group shall obtain and continuously maintain professional malpractice liability insurance coverage in the amount of at least One Million Dollars ($1,000,000) per occurrence or claim and Three Million Dollars ($3,000,000) in the annual aggregate for the acts and omissions of Group and each physician Group Practitioner, with an insurance company acceptable to Administrator. At Administrator’s option and expense, Administrator shall be listed as an additional insured on such professional liability insurance policy, if such coverage is available.

(b) Administrator shall obtain and continuously maintain comprehensive general liability insurance coverage with combined single limits for bodily injury, personal injury and property damage in the amount of not less than Two Million Dollars ($2,000,000) per occurrence. At Group’s option and expense, Group shall be listed as an additional insured on such general liability insurance policy, if such coverage is available.

4.2 Certificate of Insurance

Each Party shall provide the other Party with an original certificate evidencing its insurance coverage, and shall provide the other Party with proof of continued insurance coverage on an annual basis (or as periodically requested by the other Party). Each Party shall provide the other Party with no less than thirty (30) days’ prior written notice of cancellation or any material change in such insurance coverage.

4.3 Tail Coverage

If Group’s professional malpractice liability insurance is provided on a claims-made basis, upon the expiration or termination of this Agreement for any reason, Group shall continuously maintain such insurance or purchase extended reporting period (i.e., “tail”) coverage for the longest extended reporting period then available to ensure that insurance coverage in the amount set forth in Section 4.1 is maintained for claims which arise from services provided by Group during the term of this Agreement.

4.4 Indemnification by Group

Group shall indemnify, defend and hold harmless Administrator, its affiliates (other than Group) and each of their respective officers, directors, partners, members, employees, contractors and agents against: (i) any and all liability arising out of Group’s failure to comply with the terms of this Agreement, and any injury, loss, claims or damages arising from the negligent operations, acts or omissions of Group or Group’s employees relating to or arising out of the Practice or this Agreement; and (ii) any and all costs and expenses, including reasonable legal expenses, incurred by or on behalf of Administrator in connection with the defense of such claims.

4.5 Indemnification by Administrator

Administrator shall indemnify, defend and hold harmless Group, its affiliates (other than Administrator) and each of their respective officers, directors, partners, members, employees, contractors and agents against: (i) any and all liability arising out of Administrator’s failure to comply with the terms of this Agreement, and any injury, loss, claims or damages arising from the negligent operations, acts or omissions of Administrator or its employees relating to or arising out of this Agreement; and (ii) any and all costs and expenses, including reasonable legal expenses, incurred by or on behalf of Group in connection with the defense of such claims.

4.6 Third Party Claim

If a third party makes a claim (a “Third Party Claim”) against any person which may give rise to a claim of indemnity under this Agreement in favor of such person (the “Indemnified Party”), the Indemnified Party shall, within ten (10) days of receiving notice of the Third Party Claim, give written notice to the Party from which indemnity may be claimed (the “Indemnifying Party”) and immediately afford the Indemnifying Party’s counsel the opportunity to join and participate in discussing, defending or compromising such Third Party Claim. Within thirty (30) days of receipt of such notice of claim, by written notice in form acceptable to the Indemnified Party, the Indemnifying Party may elect at its own expense to undertake the defense of such Third Party Claim in the name of the Indemnified Party. This undertaking shall include the right to appeal and the right to compromise or settle. If the Indemnifying Party undertakes the defense of any Third Party Claim, the Indemnified Party shall have the right to participate fully in the defense at its own expense. This Section shall survive termination of this Agreement.

4.7 Cooperation Between the Parties

(a) The Parties recognize that, during the term of this Agreement and for a period thereafter, certain risk management issues, legal issues, claims or actions may arise that involve or could potentially involve the Parties and their respective employees and agents. The Parties further recognize the importance of cooperating with each other in good faith when such issues, claims or actions arise, to the extent such cooperation does not violate any applicable laws, cause the breach of any duties created by any policies of insurance or programs of self-insurance, or otherwise compromise the confidentiality of communications or information regarding the issues, claims or actions. As such, the Parties hereby agree to cooperate in good faith, using their best efforts, to address such risk management and claims handling issues in a manner that strongly encourages full cooperation between the Parties.

(b) The Parties further agree that if a controversy, dispute, claim, action or lawsuit (each, an “Action”) arises with a third party wherein both the Parties are included as defendants, each Party shall promptly disclose to the other Party in writing the existence and continuing status of the Action and any negotiations relating thereto. Each Party shall make every reasonable attempt to include the other Party in any settlement offer or negotiations. In the event the other Party is not included in the settlement, the settling Party shall immediately disclose to the other Party in writing the acceptance of any settlement and terms relating thereto.

ARTICLE V.

RELATIONSHIP BETWEEN THE PARTIES

5.1 Independent Contractor

Administrator is and shall at all times be an independent contractor with respect to Group in meeting Administrator’s responsibilities under this Agreement. Nothing in this Agreement is intended nor shall be construed to create a partnership, employer-employee or joint venture relationship between Administrator and Group or between Administrator and any Group Practitioner.

5.2 Administrative Services Only

Nothing in this Agreement is intended or shall be construed to allow Administrator to exercise control or direction over the manner or method by which Group or Group Practitioners perform professional health care services. The rendition of all professional services, including, but not limited to (i) the prescription or administration of medicine and drugs, (ii) determining the diagnostic tests appropriate for a particular condition, (iii) determining the need for referrals to, or consultation with, another physician or specialist and (iv) responsibility for the overall care of the patient shall be the sole responsibility of Group and Group Practitioners, and Administrator shall not interfere in any manner or to any extent. Nothing contained in this Agreement shall be construed to permit Administrator to engage in the practice of medicine, it being the sole intention of the Parties that the services to be rendered to Group by Administrator are solely for the purpose of providing non-medical management and administrative services to Group so as to enable Group to devote its time and energies to the professional conduct of its medical practice and provision of professional services to its patients and not to practice administration.

5.3 No Benefit Contributions

Administrator shall have no obligation under this Agreement to compensate or pay applicable taxes for, or provide employee benefits of any kind (including contributions to government mandated, employment-related insurance and similar programs) to or on behalf of, Group, Group Practitioners or any other person employed or retained by Group. Notwithstanding the foregoing, if Administrator determines, or is advised, that it is required by law to compensate or pay applicable taxes for, or provide employee benefits of any kind (including contributions to government mandated, employment-related insurance and similar programs) to or on behalf of, Group, Group Practitioners or any other person employed or retained by Group, Group shall reimburse Administrator for any such expenditure within thirty (30) days after being notified of such expenditure.

5.4 Books and Records; Confidentiality

All patient medical records, financial records, corporate records, personnel files, written procedures (other than procedures or policies created by or on behalf of Administrator or at Administrator’s direction) and other such items relating to the business and activities of Group (“Group Records”) shall be the property of Group. Upon any termination or expiration of this Agreement, Administrator shall, at Group’s request, transmit all Group Records to Group or to any other party designated by Group. Administrator shall have a right to copy all records prior to transmittal, at its expense and subject to applicable law. With respect to medical records, copying shall only be as applicable law requires, permits, or in connection with a malpractice action involving Administrator, or in connection with the retention of de-identified data. Administrator and Group shall comply with all applicable laws concerning the confidentiality of all Group Records, including HIPAA. Administrator and its employees shall keep confidential all statistical, financial, and personnel data relating to the business of Group and Group Practitioners except for any data that becomes publicly available, or any data to which the public has the legal right of access, or that may be rightfully obtained from third parties.

5.5 Referrals

Group shall be entitled to refer patients to any hospital or other health care facility or provider deemed by Group best qualified to deliver medical services to any particular patient. No term of this Agreement shall be construed as requiring or inducing Group or Group Practitioners to refer patients to any other person or entity. Group’s rights under this Agreement shall not be dependent in any way on the referral of patients to any particular persons or entities.

ARTICLE VI.

TERM AND TERMINATION

6.1 Term

This Agreement shall become effective on the Effective Date and shall continue until [     ] (the “Expiration Date”), subject to the termination provisions of this Agreement. On the Expiration Date, and on each anniversary of the Expiration Date thereafter, this Agreement shall automatically renew for successive one (1) year terms unless either Party provides the other Party written notice of its intention not to renew at least ninety (90) days prior to the expiration of the then-current term or this Agreement is otherwise terminated pursuant to this Article 6.

6.2 Termination by Administrator

Administrator shall have the right to terminate this Agreement upon the occurrence of any one or more of the following events:

(a) Breach of this Agreement by Group where the breach is not cured within forty-five (45) calendar days after Administrator gives written notice of the breach to Group;

(b) Group is rendered unable to comply with the terms of this Agreement for any reason;

(c) The revocation, suspension, cancellation or restriction of any license or permit of Group necessary for the provision of professional services by Group, or the revocation, suspension, cancellation or restriction of any license or permit of any physician Group Practitioner, if, in the reasonable opinion of Administrator, Group will not be financially viable after such revocation, suspension, cancellation or restriction;

(d) The dissolution of Group or the filing of a petition in voluntary bankruptcy, an assignment for the benefit of creditors, or other action taken voluntarily or involuntarily under any state or federal statute for the protection of debtors; or

(e) Failure by Group to make any payment under Section 3.1 of this Agreement within twenty (20) days after the date when due, or such later date that is mutually agreed upon by Administrator and Group from time to time.

6.3 Termination by Group

Group shall have the right to terminate this Agreement upon the occurrence of the dissolution of Administrator or the filing of a petition in voluntary bankruptcy, an assignment for the benefit of creditors, or other action taken voluntarily or involuntarily under any state or federal statute for the protection of debtors.

6.4 Change of Law

Upon a Party’s good faith determination that the Agreement fails to comply in a material way with any provision of federal, state or local law, and after notice thereof has been given by that Party to the other, the Parties shall promptly meet within a period of ninety (90) days after notice is received and using all good faith and due diligence shall attempt to agree upon a new structure that will satisfy the business objectives of the Agreement and legal requirements. If, by the end of the ninety (90) day period, the Parties have agreed upon a new structure, then the Parties may amend this Agreement. If, by the end of the ninety (90) period, the Parties have failed to agree upon a new structure, then this Agreement shall automatically terminate.

6.5 Rights upon Termination

Upon any termination or expiration of this Agreement, all rights and obligations of the Parties shall cease except those rights and obligations that have accrued or expressly survive such termination or expiration.

6.6 Return of Property

Upon any termination or expiration of this Agreement, Group shall immediately vacate the Office Space and return and surrender to Administrator all Equipment and any other property of Administrator, in good condition, normal wear and tear excepted, free and clear of any lien, security interest, claim or encumbrance of any kind, unless previously agreed to in writing by Administrator.

ARTICLE VII.

NONCOMPETITION

7.1 Noncompetition by Group

During the term of this Agreement, Group shall not, and shall ensure that shareholders of Group (“Group Shareholders”) do not, without the prior written consent of Administrator, directly or indirectly, including by or through any corporation or any entity that is an affiliate of Group or any Group Shareholder, invest in, or otherwise participate in the ownership, management, operation or control of or with, any person or entity that is or will be in competition with any of the services provided under this Agreement or at the Practice. Group specifically acknowledges and agrees that the foregoing restriction is a condition precedent to Administrator entering into this Agreement, and that such restriction is reasonable and necessary to protect the legitimate interest of Administrator and that Administrator would not have entered into this Agreement in the absence of such a restriction.

7.2 Injunctive Relief

Group acknowledges that any violation of this Article VII would result in irreparable injury to Administrator, and the remedy at law for any breach of this Article VII would be inadequate. In the event of any such breach, Administrator, in addition to any other relief available to it, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course upon the posting of not more than nominal bond and to permanent injunctive relief without the necessity of proving actual damages. Group further specifically acknowledges and agrees that Administrator shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from such breach and further agrees to pay the reasonable fees and expenses, including attorneys’ fees, incurred by Administrator in enforcing the restrictions contained in this Article VII. In the event that the provisions contained in this Article VII shall ever be deemed to exceed the time or geographic limits or any other limitation permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum extent permitted by applicable law.

ARTICLE VIII.

INTELLECTUAL PROPERTY

8.1 Ownership

During the term of this Agreement, Group may have access to and become acquainted with confidential information and other intellectual property of Administrator. As between the Parties, Administrator owns, and shall continue to own, all right, title and interest in and to all patent rights, copyrights (including rights in derivative works), moral rights, rights of publicity, trademark, trade dress, and service mark rights, trade secret rights, and all other intellectual property rights as may now exist or hereafter come into existence, and all applications therefore and registrations, renewals and extensions thereof, under the laws of any state, country, territory, or other jurisdiction, in all technology (including without limitation, digital health technologies), information systems, electronic health records and related technology (including without limitation, asynchronous provider messaging capabilities and related technology), tele-health services (including without limitation, video visits), member and patient portals and websites, practice management information system services, online/mobile scheduling tools, patient engagement tools, practice management information systems (including without limitation, all related tools, technology, methodologies, workflows, hardware and software), systems, infrastructure, business processes, know-how, methodologies, tools, models, work flows, procedures, protocols, software (including without limitation, any software functionality), and documentation, of any kind developed by Administrator or Group or used in or relating to the provision of the Administrative Services and all transactions contemplated by this Agreement and otherwise as well as other related technology developed or used by 1Life prior to or during the Term of this Agreement, and any derivative works or modifications thereto (collectively, “Proprietary Information”). Group shall not disclose to any person or entity, directly or indirectly, either during the term of this Agreement or at any time thereafter, any Proprietary Information, or use any Proprietary Information, including trade secrets, other than in the course of meeting its obligations under this Agreement.

8.2 Trademark Usage; License Grants

(a) Administrator is the owner of certain registered and unregistered trademarks and service marks, trade names, trade dress, pending applications or registrations issued in connection therewith, common law rights in trademarks, service marks, trade names and trade dress and corresponding rights in any other country in the world (each individual trademark, service mark, trade name and trade dress, and all of the foregoing taken as a whole, referred to as “Administrator’s trademarks”). Group authorizes Administrator to associate Administrator’s trademarks with Group on any correspondence or other public or private communication or advertisement, and Group understands that Administrator may utilize Administrator’s trademarks with other physicians or licensed professionals who are employed by or contract with Group to provide medical services.

(b) Subject to the terms and conditions hereof, Administrator grants to Group a fully-paid, revocable license to use Administrator’s trademarks, solely in connection with the Practice during the term of this Agreement. All use of Administrator’s trademarks shall be in accordance with Administrator’s style and usage guidelines and policies from time-to-time communicated to Group. Without limitation, Group shall not alter, modify, create or develop any variation or new version of Administrator’s trademarks. Group shall ensure that all activities carried out under Administrator’s trademarks, and all products and services provided under Administrator’s trademarks, shall be of a nature and quality consistent with the high quality and reputation of Administrator’s trademarks, as reasonably determined by Administrator. No ownership in any Administrator trademark shall pass to Group by the grant of this license, and except as expressly stated in this Section 8.2(b), Administrator grants Group no right or license, express or implied, to Administrator’s trademarks. During the term of this Agreement, Group shall not, absent Administrator’s prior written consent, use Administrator’s trademarks, except as set forth in this Section 8.2(b). All goodwill and proprietary rights derived from the use of Administrator’s trademarks shall inure solely to the benefit of Administrator. Group agrees that upon any termination or expiration of this Agreement, Group shall not use Administrator’s trademarks or contest Administrator’s sole and exclusive ownership and right to the use of Administrator’s trademarks.

(c) Subject to the terms and conditions hereof, Administrator grants to Group a fully-paid, non-exclusive, revocable license to access and use Administrator’s technology, systems and infrastructure solely in connection with the Practice during the term of this Agreement, in connection with Group’s exercise of its rights under this Agreement. Group understands and agrees that all right, title and interest in and to Administrator’s technology, systems and infrastructure will remain solely with Administrator and are not transferred by this Agreement. No rights or licenses are granted to Group hereunder except as expressly stated in this Agreement. Group will not directly or indirectly reverse engineer, decompile, disassemble or otherwise attempt to derive source code or other trade secrets from Administrator’s technology, systems and infrastructure.

8.3 Assignment of Inventions

(a) In consideration for Group’s use of Administrator’s technology, systems and infrastructure in connection with the Administrative Services provided hereunder, Group hereby assigns to Administrator any inventions, ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques (whether or not patentable) that are conceived, learned or reduced to practice by Group during the term of this Agreement arising out of or related to the transactions contemplated by this Agreement and otherwise, and any patent rights, copyrights (including moral rights; provided that any non-assignable moral rights are waived to the extent permitted by law), trade secret rights, mask work rights, and all other intellectual property rights of any sort with respect thereto. Group agrees to take any action reasonably requested by Administrator to evidence, perfect, obtain, maintain, enforce or defend the foregoing. If Administrator is unable to secure Group’s signature on any document needed in connection with such purposes, Group hereby designates and appoints Administrator and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act on Group’s behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by Group.

(b) In addition, Group hereby assigns to Administrator all rights, title and interest in any Inventions, as defined in the Employee Confidential Information and Inventions Assignment Agreement, that have been or are hereafter assigned to Group by its employees under all such agreements, as well as those Inventions and/or Work Product of any contractors of Group which have been or are hereafter assigned to Group under similar agreements.

8.4 Injunctive Relief

Administrator and Group each acknowledge that any violation of the provisions of this Article VIII will cause irreparable injury to the other Party. Accordingly, each Party may enforce such provisions by seeking injunctive or other equitable relief in addition to any other remedies available at law. If a court of competent jurisdiction declares any of the provision of this Article VIII to be too broad to be specifically enforced, such provisions shall be enforced to the maximum extent permitted by applicable law.

ARTICLE IX.

GENERAL PROVISIONS

9.1 Amendment

This Agreement may be modified or amended only by mutual written agreement of the Parties. Any such modification or amendment must be in writing, dated, signed by the Parties and attached to this Agreement.

9.2 Dispute Resolution

In the event of any controversy or dispute related to or arising out of this Agreement, the Parties agree to meet and confer in good faith to attempt to resolve the controversy or dispute without an adversarial proceeding. If the dispute cannot be resolved in this way within a reasonable period of time (which shall not in any event be longer than sixty (60) days), either Party may notify the other of the intent to mediate first, followed by binding arbitration under the provisions of arbitration then in effect in the State of [     ]. If the dispute is not resolved by

negotiation or mediation within thirty (30) days after the first notice is sent to either Party, then, upon notice by either Party to the other Party, the dispute shall be submitted to a single arbitrator selected by both Parties for binding arbitration in accordance with the rules for arbitration then in effect in the State of [     ]. The arbitration shall be held in the State of [     ]. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16 (or by the principles enunciated in the Act in the event that it shall not apply). The award or judgment of the arbitrator shall be final and binding on all Parties and may be confirmed and entered as a final judgment by any court of competent jurisdiction and enforced accordingly. The prevailing Party shall be entitled to its costs, including its reasonable attorneys’ fees. This Section 9.2 shall not apply to the equitable remedies which either Party is entitled to seek under this Agreement, and either Party shall have the right to seek injunctive relief from a court of competent jurisdiction in order to protect its rights pending the final award or judgment of the arbitrator.

9.3 Assignment

Except as provided for in Section 1.4 of this Agreement, neither Party may assign this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, Administrator may assign this Agreement in its entirety without the consent of Group in connection with a merger, acquisition, corporation reorganization, or sale of all or substantially all of its assets.

9.4 Attorneys’ Fees

If either Party brings an action for any relief or collection against the other Party, declaratory or otherwise, arising out of the arrangement described in this Agreement, the non-prevailing Party shall pay to the prevailing Party a reasonable sum for attorneys’ fees and costs actually incurred in bringing such action, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment. For the purpose of this Section, attorneys’ fees shall include fees incurred in connection with discovery, post judgment motions, contempt proceedings, garnishment and levy.

9.5 Authorized Persons

Whenever any consent, approval or determination of a Party is required pursuant to this Agreement, the consent, approval or determination shall be rendered on behalf of the Party by the person or persons duly authorized to do so, which the other Party shall be justified in assuming means any actual or apparent officer of the Party rendering such consent, approval or determination, or the Party’s board of directors.

9.6 Choice of Law

This Agreement and all matters arising out of or relating to this Agreement shall be construed, enforced under and governed in all respects by the laws of the State of California, except choice of law rules that would require the application of the laws of any other jurisdiction.

9.8 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

9.9 Entire Agreement

This Agreement constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of Administrator’s provision of the Administrative Services.

9.10 Force Majeure

Except with respect to obligations imposed with regard to payment of the Administrative Fee and other charges to be paid by Group under this Agreement, neither Party is liable for nonperformance or defective or late performance of any of its obligations under this Agreement to the extent and for such periods of time as such nonperformance, defective performance or late performance is due to reasons outside such Party’s control, including terrorist acts, acts of God, war (declared or undeclared), action of any governmental authority, riots, revolutions, fire, floods, explosions, sabotage, nuclear incidents, lightning, weather, earthquakes, storms, sinkholes, epidemics, failure of utilities, or strikes (or similar nonperformance or defective performance or late performance of employees, suppliers or subcontractors).

9.11 Further Assurances

Each Party shall, at the reasonable request of the other Party, execute and deliver to the other Party all further instruments, assignments, assurances and other documents, and take any actions as the other Party reasonably requests in connection with the carrying out of this Agreement.

9.12 Headings

The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

9.13 Interruption of Services

Notwithstanding any provision in this Agreement to the contrary, Administrator shall not be liable to Group in damages or otherwise for any failure, interruption or curtailment of any building service or utility (including without limitation heating, plumbing, electrical systems, security systems, communication systems, and fire protection and detection systems), or of the use of the Equipment or the Office Space. Administrator shall not be liable to Group for any injury or damage to Group or Group’s business, loss of income, or damage to the goods, wares, merchandise or other property of Group, Group’s employees, invitees, patients or any other person in or about the Office Space, or for injury to the person of Group’s employees, agents or contractors (collectively, “Damages”), whether such Damages are caused by or result from fire, steam, electricity, gas, water or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, electrical systems, wires, appliances, plumbing, heating, air conditioning, lighting fixtures, security systems, communication systems, or fire protection and detection systems, or from any other cause relating to the condition of the Office Space or the Equipment, whether such Damages result from conditions arising in, on or upon the Office Space or in, on or upon other portions of the building of which the Office Space is a part or from other sources or places (including without limitation windstorm, hurricane or rainstorm), and regardless of whether the cause of such Damages or the means of repairing such Damages is inaccessible to Group. Administrator shall not be liable for any Damages arising from any act or neglect of any other tenant of the building (if any) in which the Office Space is located.

9.14 Notices

All notices or communications required or permitted under this Agreement shall be given in writing and delivered personally or sent by United States registered or certified mail with postage prepaid and return receipt requested or by overnight delivery service (e.g., Federal Express, DHL). Notice is deemed given when sent, if sent as specified in this paragraph, or otherwise deemed given when received. In each case, notice shall be delivered or sent to:

If to Administrator, addressed to:

1Life Healthcare, Inc.

One Embarcadero Center, Floor 19

San Francisco, CA 94111

Attention: Chief Financial Officer

Copy to: General Counsel

If to Group, addressed to:

One Medical Group, Inc.

One Embarcadero Center, Floor 19

San Francisco, CA 94111

Attention: President

Either Party may provide for a different address by notifying the other Party of such change as provided for in this Section.

9.15 Severability

If any provision of this Agreement is determined to be illegal or unenforceable, that provision shall be severed from this Agreement, and such severance shall have no effect upon the enforceability of the remainder of this Agreement unless the purpose of this Agreement is thereby destroyed.

9.16 No Third-Party Beneficiary Rights

This Agreement has been entered into solely for the benefit of Group and Administrator and is not intended to create any legal, equitable or beneficial interest in any third party or to vest in any third party any interest as to enforcement or performance.

9.17 Waiver

No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. Any waiver granted by a Party must be in writing to be effective, and shall apply solely to the specific instance expressly stated.

9.18 Meaning of Certain Words

Wherever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns shall include the plural and vice versa.

9.19 Participation in Federal and State Programs

Neither Administrator, Group nor any of the Group Practitioners is debarred, suspended or otherwise ineligible to participate in any federal or state health care program.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

ADMINISTRATOR 1Life Healthcare, Inc., a Delaware corporation

By:
Its:

GROUP
[One Medical Group, a [ ] professional corporation]

By:
Its:

Exhibit 1

Administrative Fee